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              SECURITIES AND EXCHANGE COMMISSION


                     Washington, DC 20549


                           FORM 8-K
                        CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      January 26, 1995
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                                                      (January 3, 1995)
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             PUBLIC SERVICE COMPANY OF NEW MEXICO
    (Exact Name of Registrant as Specified in its Charter)



                                  Commission
          New Mexico              File Number 1-6986       85-0019030
          ----------                          ------       ----------
 (State or Other Jurisdiction                           (I.R.S. Employer
      of Incorporation)                               Identification Number)



     Alvarado Square, Albuquerque, New Mexico              87158
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     (Address of Principal Executive Offices)           (Zip Code)



                        (505) 848-2700
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     (Registrant's Telephone Number, Including Area Code)




 (Former Name or Former Address if Changed, Since Last Report)



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ITEM 5. OTHER EVENTS

Palo Verde Lease Obligation Bonds ("LOBs")

On January 3, 1995, the New Mexico Public Utility Commission ("NMPUC") approved the Company's request for authority to retire up to $134 million of LOBs. (See PART I, ITEM 2,--"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES" in the quarterly report on Form 10-Q for the quarter ended September 30, 1994.) The bonds to be retired were issued in 1986 by First PV Funding Corporation ("First PV") in connection with the Company's sale and leaseback of its interests in PVNGS Units 1 and 2. In 1992, the Company purchased approximately 22% of the beneficial interests in these leases from Burnham Leasing Corporation for $17.5 million in cash and recorded $140.8 million as long-term debt (outstanding approximately $132.7 million as of January 19, 1995) in the Company's consolidated balance sheet. A total of approximately $615 million in principal amount of LOBs is outstanding, including the amount ($132.7 million) recorded in the Company's consolidated balance sheet.

On January 12, 1995, the Company and First PV issued a consent solicitation to the holders of 10.30% LOBs, Series 1986A due 2014, 9.125% LOBs, Series 1986A due 1996, 10.15% LOBs, Series 1986B due 2016 and 8.95% LOBs, Series 1986B due 1997. Consent of such holders is sought to amend the indenture governing the LOBs. The proposed amendments to the indenture would permit the special optional redemption of LOBs maturing 2014 and 2016 (which are the subject of the invitation referred to below) as well as future special optional redemptions of LOBs. The consent of holders of the majority in outstanding principal amount of the LOBs is required to adopt the proposed amendments. Holders of LOBs who give a valid and unrevoked consent in favor of the proposed amendments will receive a consent payment of $2.50 per $1,000 principal amount of LOBs.

Concurrently with the consent solicitation, First PV has issued an invitation to the holders of LOBs due 2014 and 2016 to offer to sell such LOBs for cash at prices designated by such holders within a range specified by the company to be not greater than $1,010 and not less than $900 per $1,000 principal amount of LOBs (plus accrued interest thereon from January 15, 1995). Subject to the terms and conditions of the offer, First PV will purchase up to $58,031,000 principal amount of 10.30% LOBs 1986A due 2014 and up to $63,054,000 principal amount of 10.15%, Series 1986B due 2016 in a modified Dutch auction tender offer. First PV will not purchase the LOBs if a majority of holders in outstanding principal amount of LOBS do not consent to the proposed amendments. The consent solicitation and invitation to tender LOBs commenced on January 12, 1995 and will expire at 5:00 p.m., New York City time on Friday, February 10, 1995, unless extended.

The Company expects that the source of funds to retire the LOBs would ultimately come from the proceeds from the sales of the Company's gas gathering and processing assets and water division. The Company is currently awaiting the NMPUC approval of these sales. The Company expects to finalize the water division sale by the end of second quarter 1995. The schedule for the sale of the gas gathering and processing assets is discussed below. Cash on hand, liquidated temporary investments and borrowings under its credit facilities will be used to effect the retirements of LOBs in advance of these sales. The Company estimates that retiring the LOBs would save the Company up to $11.5 million in interest expense in 1995, declining gradually to $11.2 million in 1999.

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Stipulation Reached for the Sale of Gas Gathering and Processing Assets

As previously reported, on February 12, 1994, the Company and its gas subsidiaries (Sunterra Gas Gathering Company and Sunterra Gas Processing Company) entered into a purchase and sale agreement with Williams Gas Processing-Blanco, Inc. ("Williams"), a subsidiary of the Williams Field Services Group, Inc., for the sale of substantially all of the assets of the Company's gas subsidiaries, and for the sale of Northwest and Southwest gas gathering and processing facilities of the Company. The agreement, which is subject to NMPUC approval, provides for a cash selling price of $155 million, subject to certain adjustments. The Company filed its application for approval with the NMPUC on May 20, 1994. (See PART I. ITEM 2.--"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Sale of Gas Gathering and Processing Assets" in the quarterly report on Form 10-Q for the quarter ended September 30, 1994.)

On January 13, 1995, the Company and certain intervenors (the NMPUC Staff, the New Mexico Attorney General, Williams and GPM Gas Corporation) reached a stipulated agreement, subject to NMPUC approval, settling certain issues, including the division of the gain from the sale of the gas gathering and processing assets. Under the stipulation, the Company would recognize an after-tax gain of approximately $14.1 million, subject to certain adjustments at the closing, and would record a liability of approximately $35.5 million which would be credited to the Company's gas customers' bills over approximately five years. At the sixth year after the closing, such liability amount would be recalculated to reflect the actual transaction costs and any resulting difference would be refunded or billed to customers over a one year period.

The stipulated agreement provides for the approval of three 10-year contracts, each with an option to renew for an additional 5-year term, with Williams for competitively priced gathering and processing services. The Company believes that the contracts will save customers amounts estimated to be between $100 million and $128 million over 10 years.

On January 13, 1995, the Company filed the stipulated agreement with the NMPUC for approval. On January 23, 1995, certain natural gas producers (Meridian Oil Inc., Marathon Oil Company, Conoco, Inc., Amoco Production Company and Caulkins Oil Company) filed a statement in opposition to the stipulation, stating, among other things, that the resulting gain from the sale was improperly calculated and allocated, the proposed gathering and processing contracts with Williams are unreasonable and discriminatory to certain gas gathering and processing customers and the transaction as proposed is not in their best interest.

Hearings are scheduled to begin on February 13, 1995. The parties to the stipulation requested a final order from the NMPUC on an expedited basis. If NMPUC approval is issued on an expedited basis, the Company expects to finalize the sale by the end of second quarter of 1995. However, the Company cannot predict the ultimate timing of the NMPUC action.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        Public Service Company of New Mexico
                                 (Registrant)



Date:  January 26, 1995            /s/ Donna M. Burnett
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                             Donna M. Burnett
                             Corporate Controller and
                             Chief Accounting Officer